EXHIBIT 2
                                   ---------

                            SHARE EXCHANGE AGREEMENT


         THIS SHARE EXCHANGE AGREEMENT ("Agreement"), dated as of August 25, 2005, is by and among Alec Bradley Cigar Corporation, a Florida corporation (the "Company") and Online Vacation Center Holdings, Inc., a Florida corporation ("Acquisition"); and the shareholders of Acquisition identified on Schedule 1.1, constituting all of the shareholders of Acquisition (hereinafter collectively referred to as the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, the Shareholders own 100% of the issued and outstanding capital stock of Acquisition (the "Equity Interests");

         WHEREAS, Acquisition currently provides vacation services through its wholly owned operating subsidiary, Online Vacation Center, Inc.;

         WHEREAS, the Company desires to acquire from the Shareholders, and the Shareholders desire to sell to the Company, all of the Equity Interests in exchange (the "Exchange") for the issuance by the Company of an aggregate of up to 15,000,000 shares (the "Company Shares") of the Company's common stock, par value $.0001 per share (the "Company Common Stock") making Acquisition a wholly-owned subsidiary of the Company, on the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                    EXCHANGE

         1.1 Exchange. Subject to (i) the terms and conditions of this Agreement on the Closing Date (as hereinafter defined):

         (a) The Company shall issue and deliver the Company Shares to the Shareholders allocated in the amounts designated on Schedule 1.1, which Shares shall constitute approximately 89% of the Company's issued and outstanding capital stock on a fully diluted basis after giving effect to the Exchange and Asset Purchase Agreement (as hereinafter defined).

         (b) As the consideration, the Shareholders shall transfer to the Company the Equity Interests in Acquisition.

         1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Adorno & Yoss, LLP, 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301 on the first business day following the effectiveness of the Information Statement described herein (the "Closing Date") or at such other place as the Company and Acquisition may agree.

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                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Acquisition and the Shareholders that as of the Closing of this Agreement and the closing of the Asset Purchase Agreement dated even herewith by and between Alan Rubin and the Company ("Asset Purchase Agreement"):

         2.1 Due Organization and Qualification; Due Authorization.

         (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to own, lease and operate its respective business and properties and to carry on its respective business in the places and in the manner as presently conducted or proposed to be conducted. The Company is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the Company taken as a whole.

         (b) The Company does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

         (c) The Company has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. The Company has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

         2.2 No Conflicts or Defaults. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Articles of Incorporation or Bylaws of the Company or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Company is a party or by which the Company is bound, or any judgment, order or decree, or any law, rule or regulation to which the Company is subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest ("Liens") upon any of the assets of the Company, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment to which the Company is a party or by which the Company's assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, the Company is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

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         2.3 Capitalization. The authorized capital stock of the Company immediately prior to giving effect to the Asset Purchase Agreement consists of 30,000,000 shares of Common Stock par value $.0001 per share, of which 1,799,777 shares are issued and outstanding and 1,000,000 shares of Preferred Stock, none of which are outstanding. All of the outstanding shares of capital stock are, and the Company Shares when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, and have not been or, with respect to the Company Shares, will not be, issued in violation of any preemptive right of stockholders. The Company Shares are not subject to any preemptive or subscription right, any voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for Common Stock. The Company has not granted registration rights to any person.

         2.4 Financial Statements. Schedule 2.4 contains copies of the consolidated balance sheet of the Company at December 31, 2004 and the related statements of operations, stockholders' equity and cash flows for the fiscal year then ended, including the notes thereto, as audited by Jewett, Schwartz & Associates, certified public accountants and the unaudited balance sheet of the Company at June 30, 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for the six month period then ended prepared by the Company's management (the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent throughout all periods presented, subject to, in the case of the interim statements, audit adjustments, which are not expected to be material. Such statements present fairly the financial position of the Company as of the dates and for the periods indicated. The books of account and other financial records of the Company have been maintained in accordance with good business practices.

         2.5 Further Financial Matters. The Company does not have any liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise, which are required to be reflected or reserved in a balance sheet or the notes thereto under generally accepted accounting principles, but which are not reflected in the Company Financial Statements.

         2.6 Taxes. The Company has filed all United States federal, state, county, local and foreign national, provincial and local returns and reports which were required to be filed on or prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, sales, use, value added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature whatsoever (together, "Taxes"), and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of the Company and adequate reserves therefore have been established. All such returns and reports filed on or prior to the date hereof have been properly prepared and are true, correct (and to the extent such returns reflect judgments made by the Company, as the case may be, such judgments were reasonable under the circumstances) and complete in all material respects. No tax return or tax

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return liability of the Company or such subsidiary has been audited or, presently under audit. The Company has not given or been requested to give waivers of any statute of limitations relating to the payment of any Taxes (or any related penalties, fines and interest). There are no claims pending or, to the knowledge of the Company, threatened, against the Company or such subsidiary for past due Taxes. All payments for withholding taxes, unemployment insurance and other amounts required to be paid for periods prior to the date hereof to any governmental authority in respect of employment obligations of the Company or such subsidiary, including, without limitation, amounts payable pursuant to the Federal Insurance Contributions Act, have been paid or shall be paid prior to the Closing and have been duly provided for on the books and records of the Company and in the Company Financial Statements.

         2.7 Indebtedness; Contracts; No Defaults.

         (a) There are no material instruments, agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, whether written or oral, to which the Company is a party (collectively, the "Company Agreements").

         (b) Neither the Company nor, to the Company's knowledge, any other person or entity is in breach in any material respect of, or in default in any material respect under, any material contract, agreement, arrangement, commitment or plan to which the Company is a party, and no event or action has occurred, is pending or is threatened, which, after the giving of notice, passage of time or otherwise, would constitute or result in such a material breach or material default by the Company or, to the knowledge of the Company, any other person or entity. The Company has not received any notice of default under any contract, agreement, arrangement, commitment or plan to which it is a party, which default has not been cured to the satisfaction of, or duly waived by, the party claiming such default on or before the date hereof.

         2.8 Personal Property. The Company has good and marketable title to all of its tangible personal property and assets, including, without limitation, all of the assets reflected in the Company Financial Statements that have not been disposed of in the ordinary course of business or pursuant to the Asset Purchase Agreement and such property is free and clear of all Liens or mortgages.

         2.9 Real Property.

         (a) Schedule 2.9 sets forth a true and complete list of all property owned by, or leased or subleased by or to, the Company.

         (b) Except as set forth on Schedule 2.9, each lease to which the Company is a party is valid, binding and in full force and effect with respect to the Company and no notice of default or termination under any such lease is outstanding.

         2.10 Compliance with Law. The Company is not conducting its business or affairs in violation of any applicable foreign, federal, state or local law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers. The Company has not received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement.



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         2.11 No Adverse Changes. There have not been (a) any material adverse change in the business, prospects, the financial or other condition, or the respective assets or liabilities of the Company or any subsidiary of the Company as reflected in the Company Financial Statements, (b) any material loss sustained by the Company or any subsidiary of the Company, including, but not limited to any loss on account of theft, fire, flood, explosion, accident or other calamity, whether or not insured, which has materially and adversely interfered, or may materially and adversely interfere, with the operation of the Company's or such subsidiary's business, or (c) any event, condition or state of facts, including, without limitation, the enactment, adoption or promulgation of any law, rule or regulation, the occurrence of which materially and adversely does or would affect the results of operations or the business or financial condition of the Company or any subsidiary of the Company.

         2.12 Litigation. (a) There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the business of the Company or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of the Company, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the 12-month period preceding the date hereof; (b) there is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the business of the Company and (c) the Company has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

         2.13 Insurance. The Company maintains insurance against all risks customarily insured against by companies in its industry. All such policies are in full force and effect, and no subsidiary has received any notice from any insurance company suspending, revoking, modifying or canceling (or threatening such action) any insurance policy issued to the Company or subsidiary.

         2.14 Articles of Incorporation and By-laws; Minute Books. The copies of the Articles of Incorporation and Bylaws of the Company and all amendments to each are true, correct and complete. The minute books of the Company contain true and complete records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), or similar governing bodies, since the time of its organization.

         2.15 Employee Benefit Plans. Except as set forth on Schedule 2.15, the Company does not maintain, nor has the Company maintained in the past, any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any plans, programs, policies, practices, arrangements or contracts (whether group or individual) providing for payments, benefits or reimbursements to employees of the Company, former employees, their beneficiaries and dependents under which such employees, former employees, their beneficiaries and dependents are covered through an employment relationship with the Company, any entity required to be aggregated in a controlled group or affiliated service group with the Company for purposes of ERISA or the Internal Revenue Code of 1986 (the "Code")

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(including, without limitation, under Section 414(b), (c), (m) or (o) of the
Code or Section 4001 of ERISA, at any relevant time ("Benefit Plans").

         2.16 Patents; Trademarks and Intellectual Property Rights. Except as provided on Schedule 2.16, the Company does not own or possesses any material patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, Internet web site(s) or proprietary rights of any nature.

         2.17 Affiliate Transactions. Except as disclosed in the Asset Purchase Agreement or periodic and annual reports filed with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), neither the Company nor any officer, director or employee of the Company (or any of the relatives or Affiliates of any of the aforementioned Persons) is a party to any agreement, contract, commitment or transaction with the Company or affecting the business of the Company, or has any interest in any property, whether real, personal or mixed, or tangible or intangible, used in or necessary to the Company which will subject the Company to any liability or obligation from and after the Closing Date.

         2.18 Trading. The Company's Common Stock is currently listed for trading on the Over the Counter Bulletin Board, ("OTCBB") and the Company has received no notice that its Common Stock is subject to being delisted therefrom.

         2.19 Compliance. The Company has complied in all material respects with all applicable foreign, federal and state laws, rules and regulations, including, without limitation, the requirements of the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act") and is current in its filings.

         2.20 Filings. None of the filings made by the Company under the Securities Act or the Exchange Act make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF ACQUISITION

         Acquisition represents and warrants to the Company that now and/or as of the Closing:

         3.1 Due Organization and Qualification; Subsidiaries; Due
Authorization.

         (a) Acquisition and each subsidiary of Acquisition is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with full power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. Acquisition and each subsidiary of Acquisition is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of Acquisition taken as a whole.
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         (b) Acquisition and each subsidiary of Acquisition does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity, except as set forth on Schedule 3.1.

         (c) Acquisition has requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. Acquisition has taken all action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of Acquisition, enforceable against Acquisition in accordance with its terms, except as may be affected by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

         3.2 Information Supplied for Information Statement. The information supplied by Acquisition for inclusion in the information statement filed with the SEC in connection with this Agreement at the time the information statement is declared effective by the SEC shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquisition for inclusion in the information statement to be sent to the shareholders of the Company in connection with the solicitation of proxies for the Company shareholder vote shall not, on the date the information statement is first mailed to the shareholders of the Company, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company shareholder vote which has become false or misleading. If at any time prior to the Company's special meeting of shareholders any event or information should be discovered by the Company which should be set forth in a supplement to the information statement, Acquisition shall promptly inform the shareholders of the Company.

         3.3 No Conflicts or Defaults. The execution and delivery of this Agreement by Acquisition and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the organizational documents of Acquisition or any subsidiary, or (b) with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which Acquisition or such subsidiary is a party or by which Acquisition or such subsidiary or any of their respective assets are bound, or any judgment, order or decree, or any law, rule or regulation to which Acquisition, such subsidiary or any of their respective assets are subject, (ii) result in the creation of, or give any party the right to create, any Lien upon any of the assets of any subsidiary, or (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment to which any subsidiary is a party or by which any subsidiary or any of its assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which any subsidiary is to perform any

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duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

         3.4 Capitalization. Set forth on Schedule 3.4 is a list of all Shareholder Equity Interests, setting forth the names, addresses and number of shares owned. All of the Equity Interests are, and when transferred in accordance with the terms hereof, will be, duly authorized, validly issued, fully paid and nonassessable, and have not been or will not be transferred in violation of any rights of third parties. The Equity Interests are not subject to any preemptive or subscription right, any voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling any Shareholder to issue, sell, redeem or repurchase any Equity Interest, and there is no outstanding security of any kind convertible into or exchangeable for shares.

         3.5 Financial Statements. Schedule 3.5 contains copies of the consolidated balance sheet of Acquisition and its subsidiaries at December 31, 2004 and the related statements of operations, stockholders' equity and cash flows for the fiscal year then ended, including the notes thereto, as audited by Jewett, Schwartz & Associates, certified public accountants and the unaudited balance sheet of the Acquisition at June 30, 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for the six month period then ended prepared by the Acquisition's management (the "Acquisition Financial Statements").

         3.6 Further Financial Matters. Except as set forth on Schedule 3.6, Acquisition has no material liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise, which are required to be reflected or reserved in a balance sheet or the notes thereto under generally accepted accounting principles, but which are not reflected in the Acquisition Financial Statements.

         3.7 Taxes. Except as indicated on Schedule 3.7, Acquisition has complied with all relevant legal requirements relating to registration or notification for taxation purposes. All tax returns and reports filed on or prior to the date hereof have been properly prepared and are true, correct (and to the extent such returns reflect judgments made by the subsidiaries, such judgments were reasonable under the circumstances) and complete in all material respects. Except as indicated on Schedule 3.7, no extension for the filing of any such return or report is currently in effect. Except as indicated on
Schedule 3.7, no tax return or tax return liability of Acquisition has been audited or, presently under audit. All taxes which have been asserted to be payable as a result of any audits have been paid or have been provided for in the Acquisition Financial Statements. Except as indicated on Schedule 3.7, Acquisition has not given or been requested to give waivers of any statute of limitations relating to the payment of any Taxes (or any related penalties, fines and interest). Except as indicated on Schedule 3.7, all payments for withholding taxes, unemployment insurance and other amounts required to be paid for periods prior to the date hereof to any governmental authority in respect of employment obligations of the subsidiaries have been paid or shall be paid prior to the Closing and have been duly provided for on the books and records of Acquisition and in the Acquisition Financial Statements.



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         3.8 Indebtedness; Contracts; No Defaults.

         (a) Schedule 3.8 sets forth a true, complete and correct list of all material instruments, agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, whether written or oral, to which the subsidiaries are a party (collectively, the "Acquisition Operating Agreements"). An agreement shall not be considered material for the purposes of this Section 3.8(a) if it provides for expenditures or receipts of less than US $100,000 and has been entered into by any subsidiary in the ordinary course of business. The Acquisition Operating Agreements constitute all of the contracts, agreements, understandings and arrangements required for the operation of the business of Acquisition or which have a material effect thereon. Copies of all such material written Acquisition Operating Agreements have previously been delivered or otherwise made available to the Company and such copies are true, complete and correct as of the date hereof.

         (b) Except as disclosed on Schedule 3.8, neither Acquisition or any subsidiary of Acquisition nor, to Acquisition's knowledge, any other person or entity, is not in breach in any material respect of, or in default in any material respect under, any material contract, agreement, arrangement, commitment or plan to which Acquisition or any subsidiary of Acquisition is a party, and no event or action has occurred, is pending or is threatened, which, after the giving of notice, passage of time or otherwise, would constitute or result in such a material breach or material default by such subsidiary to the knowledge of any other person or entity. No subsidiary has received any notice of default under any contract, agreement, arrangement, commitment or plan to which it is a party, which default has not been cured to the satisfaction of, or duly waived by, the party claiming such default on or before the date hereof.

         3.9 Personal Property. Except as set forth on Schedule 3.9, Acquisition has good and marketable title to all of its tangible personal property and assets, including, without limitation, all of the assets reflected in the Acquisition Financial Statements that have not been disposed of in the ordinary course of business since June 30, 2005, free and clear of all Liens or mortgages, except for any Lien for current taxes not yet due and payable and such restrictions, if any, on the disposition of securities as may be imposed by federal or applicable state securities laws.

         3.10 Real Property.

         (a) Schedule 3.10 sets forth a true and complete list of all real property owned by, or leased or subleased by or to, Acquisition or its subsidiaries.

         (b) Except as set forth on Schedule 3.10, each lease to which Acquisition or its subsidiaries are a party is valid, binding and in full force and effect with respect to Acquisition or such subsidiary and, to the knowledge of Acquisition, all other parties thereto; no notice of default or termination under any such lease is outstanding.

         3.11 Compliance with Law. Except as set forth on Schedule 3.11, Acquisition and each subsidiary is conducting its respective business or affairs in material compliance with applicable law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers. Neither Acquisition nor any subsidiary has received any notice of

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violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement.

         3.12 No Adverse Changes. Except as set forth on Schedule 3.12, since June 30, 2005, there has not been (a) any material adverse change in the business, prospects, the financial or other condition, or the respective assets or liabilities of Acquisition and its subsidiaries as reflected in the Acquisition Financial Statements, (b) any material loss sustained by Acquisition and its subsidiaries, including, but not limited to any loss on account of theft, fire, flood, explosion, accident or other calamity, whether or not insured, which has materially and adversely interfered, or may materially and adversely interfere, with the operation of Acquisition's business, or (c) to the best knowledge of Acquisition, any event, condition or state of facts, including, without limitation, the enactment, adoption or promulgation of any law, rule or regulation, the occurrence of which materially and adversely does or would affect the results of operations or the business or financial condition of Acquisition.

         3.13 Litigation. Except as set forth on Schedule 3.13, (a) there is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of Acquisition threatened, against or affecting the business of Acquisition or any of its subsidiaries, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any authority, board, agency, commission or instrumentality, nor to the knowledge of Acquisition, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the 12-month period preceding the date hereof; (b) there is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the business of Acquisition or any of its subsidiaries; and (c) Acquisition has not received nor has any subsidiary received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

         3.14 Insurance. Acquisition and its subsidiaries maintain insurance against all risks customarily insured against by companies in its industry. All such policies are in full force and effect, and no subsidiary has received any notice from any insurance company suspending, revoking, modifying or canceling (or threatening such action) any insurance policy issued to Acquisition or subsidiary.

         3.15 Articles of Incorporation; Minute Books. The copies of the Articles of Incorporation of Acquisition and its subsidiaries, and all amendments to each are true, correct and complete. The minute books of Acquisition and its subsidiaries contain true and complete records of all meetings and consents in lieu of meetings of their Board of Directors (and any committees thereof), or similar governing bodies, since the time of their respective organization. The stock records of Acquisition are true, correct and complete.

         3.16 Employee Benefit Plans. Except as set forth on Schedule 3.16, Acquisition does not have in existence any share incentive, share option scheme or profit sharing bonus or other such incentive scheme for any of its directors or employees. Except as set forth on Schedule 3.16 or required under the applicable laws, there are no arrangements, schemes, customs or practices

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(whether legally enforceable or not) in operation for the payment of or contributions towards any provident fund, pensions, allowances, lump sums or other like benefits on retirement or on death or during periods of sickness or disablement for the benefit of any director or former director or employee or former employee or for the benefit of the dependents of any such persons nor has any proposal been announced to establish any such agreement or agreements.

         3.17 Patents; Trademarks and Intellectual Property Rights. Acquisition and each subsidiary owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, internet web site(s) proprietary rights and processes necessary for its business as now conducted without any conflict with or infringement of the rights of others. Except as set forth on Schedule 3.17, there are no outstanding options, licenses or agreements of any kind relating to the foregoing, and no subsidiary is bound by, or a party to, any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity.

         3.18 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried without the intervention of any Person in such a manner as to give rise to any valid claim by any Person against any Shareholder for a finder's fee, brokerage commission or similar payment.

         3.19 Purchase for Investment.

         (a) The Shareholders are acquiring the Company Shares for investment for their own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Shareholders have no present intention of selling, granting any participation in, or otherwise distributing the same. The Shareholders further represent that they do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Company Shares.

         (b) Acquisition and the Shareholders understand that the Company Shares are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company's reliance on such exemption is predicated on Acquisition's and the Shareholders' representations set forth herein. Each Shareholder is deemed to be an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

         3.20 Investment Experience. Each Shareholder acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Company Shares.

         3.21 Information. Acquisition and the Shareholders have carefully reviewed such information as Acquisition and the Shareholders deemed necessary to evaluate an investment in the Company Shares. To the full satisfaction of Acquisition and the Shareholders, it has been furnished all materials that it has requested relating to the Company and the issuance of the Company Shares hereunder, and Acquisition and each Shareholder has been afforded the opportunity to ask questions of representatives of the Company to obtain any information necessary to verify the accuracy of any representations or information made or given to Acquisition and the Shareholders. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Company set forth in this Agreement, on which Acquisition and each Shareholder has relied in making an Exchange of the Equity Interests of the Company Shares.

         3.22 Restricted Securities. Acquisition and each Shareholder understands that the Company Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption there from, and that in the absence of an effective registration statement covering the Company Shares or any available exemption from registration under the Securities Act, the Company Shares must be held indefinitely. Acquisition and each Shareholder is aware that the Company Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company.

                                   ARTICLE IV

                                 INDEMNIFICATION

         4.1 Indemnity of Acquisition and the Shareholders. The Company agrees to jointly and severally defend, indemnify and hold harmless Acquisition and the Shareholders from and against, and to reimburse Acquisition and the Shareholders with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, asserted against or incurred by Acquisition by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement made by the Company or in any document or certificate delivered by the Company pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

         4.2 Indemnity of the Company. Acquisition jointly and severally agree to defend, indemnify and hold harmless the Company from and against, and to reimburse the Company with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, asserted against or incurred by the Company by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement and made by Acquisition or any Shareholder or in any document or certificate delivered by Acquisition or any Shareholder pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

         4.3 Indemnification Procedure. A party (an "Indemnified Party") seeking indemnification shall give prompt notice to the other party (the "Indemnifying Party") of any claim for indemnification arising under this Article 4. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party's own cost and expense, including the cost and expense of reasonable attorneys' fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action. In the event, however, that such Indemnified Party's legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld.

                                    ARTICLE V

                                   DELIVERIES

         5.1 Items to be delivered to Acquisition and the Shareholders prior to or at Closing by the Company.

         (a) articles of incorporation and amendments thereto, bylaws and amendments thereto, certificate of good standing in the Company's state of incorporation;

         (b) all applicable schedules hereto;

         (c) all minutes and resolutions of board of director and shareholder meetings in possession of the Company;

         (d) shareholder list of the Company;

         (e) all financial statements and tax returns in possession of the Company;

         (f) resolution from the Company's current director appointing designees of Acquisition to the Company's Board of Directors;

         (g) letters of resignation from the Company's current officer and director to be effective upon Closing and after the appointments described in this section;

         (h) certificates representing Company Shares issued in the denominations as set forth opposite the respective names of the Shareholders as set forth on Schedule 1.1 on or before the Closing, duly authorized, validly issued, fully paid for and non-assessable;

         (i) copies of board, and if applicable, shareholder resolutions approving this transaction and authorizing the issuances of the shares hereto; and

         (j) any other document reasonably requested by Acquisition that it deems necessary for the consummation of this transaction.

         5.2 Items to be delivered to the Company prior to or at Closing by Acquisition.

         (a) articles of incorporation and amendments thereto and amendments thereto with respect to Acquisition and each subsidiary;

         (b) all applicable schedules hereto;

         (c) all minutes and resolutions of board of directors and shareholder meetings of Acquisition and each subsidiary in possession of Acquisition;

         (d) shareholder list of Acquisition;

         (e) all financial statements and tax returns in possession of Acquisition;

         (f) resolution from Acquisition's current directors appointing designees of Acquisition to the Company's Board of Directors;

         (g) copies of board and shareholder resolutions approving the Exchange; and

         (h) any other document reasonably requested by the Company that it deems necessary for the consummation of this transaction.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         6.1 Conditions Precedent to Closing. The obligations of the parties under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions any of which may be waived by the parties:

         (a) The SEC shall have been given the opportunity to review this Agreement and the transactions disclosed in the information statement.

         (b) That each of the representations and warranties of the parties contained herein shall be true and correct at the time of the Closing Date as if such representations and warranties were made at such time.

         (c) That the parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing.

         (d) No material adverse change shall have occurred in the financial, business or trading conditions of the Company (excluding disposal of its subsidiaries) or Acquisition from the date hereof up to and including the Closing Date.

         6.2 Conditions to Obligations of the Company. The obligations of the Company shall be subject to fulfillment by Acquisition and/or the Shareholders prior to or at the Closing of each of the following conditions, any of which may be waived by the Company:

         (a) Acquisition shall have paid the costs and expenses of the Company as provided in Section 12.11.

         (b) Acquisition shall have no more than 1,899,777 shares of its common stock outstanding.

         (c) The Company shall have executed a Lock Up Agreement with Alan Rubin and the shareholders of the Company listed on Schedule 6.3(e), (i) restricting such shareholders from selling or transferring his or her share ownership in the Company for a period of 12 months from the Closing Date and (ii) providing for other Company obligations.

         6.3 Conditions to Obligations of Acquisition. The obligations of Acquisition shall be subject to fulfillment by the Company prior to or at the Closing of each of the following conditions, any of which may be waived by
Acquisition:

         (a) The Company shall have delivered evidence reasonably satisfactory to Acquisition regarding the approval of the shareholders of the Company for this Agreement and the sale of the Company's assets referred to in the Asset Purchase Agreement.

         (b) As of the Closing, the Company shall have transferred all of its assets (including equity interests in its subsidiaries) and assigned all of its liabilities whatsoever, contingent or otherwise, to the effect that immediately prior to the Exchange, the Company will have no assets nor liabilities exceeding $1,000. All such transfers shall be made under the Asset Purchase Agreement.

         (c) Less than 10% of the shareholders of the Company shall have exercised their dissenters' rights in respect to the transactions related to the Asset Purchase Agreement.

         (d) Alan Rubin and the shareholders of the Company listed on Schedule 6.3(e) shall have executed a Lock Up Agreement, restricting such shareholders from selling or transferring his or her share ownership in the Company for a period of 12 months from the Closing Date.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         7.1 Company Special Meeting or Information Statement. The Company shall
(i) in accordance with the Florida Business Corporation Act, its Articles of Incorporation and Bylaws, duly call, give notice of, convene and hold a special meeting of the Company shareholders or receive a written consent from a majority of the Company's shareholders for the purpose of voting upon the approval of (a) this Agreement, (b) the Asset Purchase Agreement, (c) an amendment to its Articles of Incorporation changing the Company's corporate name, (d) an amendment to its Articles of Incorporation eliminating preemptive rights, (e) an amendment to its Articles of Incorporation increasing its authorized common stock, (f) adopting a Management and Director Equity Incentive and Compensation Plan and (g) any related proposals; and (ii) recommend that the Company shareholders vote in favor of all such matters.

         7.2 Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) use all commercially reasonable efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Exchange and this Agreement, (ii) use all reasonable efforts to obtain from third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquisition or the Company or any Acquisition subsidiary, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Exchange and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the asset sale and the other transactions contemplated by this Agreement that are required under any applicable law.

         7.3 Fairness Opinions. On or prior to the Closing, the parties shall have received an opinion or opinions from an investment banking firm or other business evaluation firm mutually acceptable to the Company and Acquisition, addressed to the board of directors of the Company, to the effect that this Agreement, the Asset Purchase Agreement and related transactions contemplated by this Agreement are fair to the stockholders of the Company from a financial point of view.

                                  ARTICLE VIII

                                    COVENANTS

         8.1 Shareholders Vote. As soon as practicable after the date hereof, the Company shall (a) cause the preparation and filing with the Securities and Exchange Commission an information statement with respect to this Agreement, the Asset Purchase Agreement, and the amendment to the articles of incorporation changing the Company's name terminating preemptive rights, increasing the authorized common stock and adopting a Management and Director Equity Incentive Plan, and (b) obtain the consent of a majority of its shareholders.

         8.2 OTCBB Listing. Acquisition shall provide such information as may be reasonably requested by OTCBB relating to the continued listing of the Company's Common Stock on OTCBB.

         8.3 Shareholders Consent. Each of the Shareholders agree to the Exchange of their Equity Interest for the Company Shares.

                                   ARTICLE IX

                              NO PUBLIC DISCLOSURE

         9.1 No Public Disclosure. Without the prior written consent of the others, none of the Company or Acquisition will, and will each cause their respective representatives not to, make any release to the press or other public disclosure with respect to either the fact that discussions or negotiations have taken place concerning the transactions contemplated by this Agreement, the existence or contents of this Agreement or any prior correspondence relating to this transactions contemplated by this Agreement, except for such public disclosure as may be necessary, in the written opinion of outside counsel (reasonably satisfactory to the other parties) for the party proposing to make the disclosure not to be in violation of or default under any applicable law, regulation or governmental order. If either party proposes to make any disclosure based upon such an opinion, that party will deliver a copy of such opinion to the other party, together with the text of the proposed disclosure, as far in advance of its disclosure as is practicable, and will in good faith consult with and consider the suggestions of the other party concerning the nature and scope of the information it proposes to disclose.

                                    ARTICLE X

                            CONFIDENTIAL INFORMATION

         10.1 Confidential Information. In connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, each party hereto will have access to data and confidential information relating to the other party. Each party hereto shall treat such data and information as confidential, preserve the confidentiality thereof and not duplicate or use such data or information, except in connection with the transactions contemplated hereby, and in the event of the termination of this Agreement for any reason whatsoever, each party hereto shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use reasonable efforts, including instructing its employees who have had access to such information, to keep confidential and not to use any such data or information; provided, however, that such obligations shall not apply to any data and information (i) which at the time of disclosure, is available publicly, (ii) which, after disclosure, becomes available publicly through no fault of the receiving party,
(iii) which the receiving party knew or to which the receiving party had access prior to disclosure by the disclosing party, (iv) which is required by law, regulation or exchange rule, or in connection with legal process, to be disclosed, (v) which is disclosed by a receiving party to its attorneys or accountants, who shall respect the above restrictions, or (vi) which is obtained in connection with any Tax matters and is disclosed in connection with the filing of Tax returns or claims for refund or in conducting an audit or other proceeding.

                                   ARTICLE XI

                                   TERMINATION

         11.1 Termination. This Agreement may be terminated at any time before or, at Closing, by:

         (a) The mutual agreement of the constituent parties;

         (b) Any party if:

                  (i) Any provision of this Agreement applicable to a party shall be materially untrue or fail to be accomplished;

                  (ii) Any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreement; or

                  (iii) If by December 31, 2005, the conditions precedents to Closing are not satisfied.

         11.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1, this Agreement shall become void, there shall be no liability under this Agreement on the part of the Company or Acquisition or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, except as otherwise provided in this Agreement, including, but not limited to Section 12.11.

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1 Survival of Representations, Warranties and Agreements. All representations and warranties and statements made by a party to in this Agreement or in any document or certificate delivered pursuant hereto shall survive the Closing Date for so long as the applicable statute of limitations shall remain open. Each of the parties hereto is executing and carrying out the provisions of this agreement in reliance upon the representations, warranties and covenants and agreements contained in this agreement or at the closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

         12.2 Access to Books and Records. During the course of this transaction through Closing, each party agrees to make available for inspection all corporate books, records and assets, and otherwise afford to each other and their respective representatives, reasonable access to all documentation and other information concerning the business, financial and legal conditions of each other for the purpose of conducting a due diligence investigation thereof. Such due diligence investigation shall be for the purpose of satisfying each party as to the business, financial and legal condition of each other for the purpose of determining the desirability of consummating the proposed transaction. The Parties further agree to keep confidential and not use for their own benefit, except in accordance with this Agreement any information or documentation obtained in connection with any such investigation.

         12.3 Further Assurances. If, at any time after the Closing, the parties shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the merger in accordance with the terms of this agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the parties hereto, the Parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors the parties are fully authorized to take any and all such action.

         12.4 Notice. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

                  If to the Company:

                  Alec Bradley Cigar Corporation
                  3400 S.W. 26th Terrace, Suite A-1
                  Dania, Florida  33312
                  Attention: President
                  Tel:  954-321-5991
                  Fax: 954-321-9968

                  If to Acquisition:

                  Online Vacation Center Holdings, Inc.
                  1801 N.W. 66th Avenue
                  Plantation, Florida  33313
                  Attention: President
                  Tel:  954-377-6366
                  Fax:  954-377-6368

                  If to the Shareholders:

                  1801 N.W. 66th Avenue
                  Plantation, Florida  33313
                  Tel:  954-377-6366
                  Fax:  954-377-6368

                  Or such other as Acquisition may notify to the other parties to the Agreement by not less than five (5) Business Day's notice.

         12.5 Entire Agreement. This Agreement, the Schedules and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

         12.6 Successors and Assigns. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties, which consent shall not be unreasonably withheld.

         12.7 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Florida are applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

         12.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.9 Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Articles, Sections and Exhibits are to the articles, sections and exhibits, respectively, of this Agreement. The Disclosure Schedules are hereby incorporated herein by reference and made a part of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

         12.10 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

         12.11 Costs and Expenses. Acquisition shall be responsible for all of its expenses and its shareholders expenses incurred in connection with this Agreement and the transactions in connection herewith, including the fees to any brokers or financial advisors employed by Acquisition. The Company shall be responsible for all of its expenses incurred in connection with this Agreement and the transactions in connection herewith, including the fees of any brokers or financial advisors employed by the Company. However, personal expenses incurred by Alan Rubin in connection with the Asset Purchase Agreement shall be assumed by Mr. Rubin. Notwithstanding the provisions herein, Acquisition shall pay or reimburse the Company for any costs and expenses associated with the fairness opinion(s) required for the consummation of this Agreement and/or the Asset Purchase Agreement. Acquisition shall be responsible for all costs (including legal fees and expenses) associated with the Information Statement to be filed with the Securities and Exchange Commission. In addition, Acquisition shall pay the Company's legal fees (estimated to be approximately $5,000) and accounting fees in connection with this Agreement and the transactions in connection herewith.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.

ALEC BRADLEY CIGAR CORPORATION


By: /s/ Alan Rubin
    ---------------------
    Alan Rubin, President

ONLINE VACATION CENTER HOLDINGS, INC.


By: /s/ Edward B. Rudner
    --------------------
Name: Edward B. Rudner
Title: President

                              DISCLOSURE SCHEDULES